Exhibit 99.1

Investor Contact:	Media Contact:
Sridhar Ganesan	Judith Pryor
Chief Financial Officer	SVP, Corporate Affairs
Worldspace, Inc.	Worldspace, Inc.
+1 301 960 2300	+1 301 960 1242
sganesan@worldspace.com	jpryor@worldspace.com

WORLDSPACE, INC. REACHES AGREEMENT

TO DEFER DEBT PAYMENT

Silver Spring, Md., Sept. 19, 2008 – 1worldspaceTM (NASDAQ: WRSP) announced today that it has reached an agreement in principle with each of the four holders (the “Holders”) of the Company’s amended and restated secured notes (the “Bridge Loan Notes”) and second amended and restated convertible notes (the “Convertible Notes”) to defer until Sept. 25, 2008, the Company’s obligation to pay $19.97 million in principal amount of the Bridge Loan Notes, plus accrued but unpaid interest due on the Bridge Loan Notes, which was payable on Sept. 15, 2008.

During a period of forbearance, the Company is working on developing a comprehensive operational and financial restructuring plan for addressing both its immediate and longer term financing requirements. The Company intends to present the plan to the Holders on or before Sept. 25, 2008 and to seek their cooperation in facilitating the implementation of the plan or an alternative plan.

Under the agreement in principle, the Company has agreed to use its reasonable best efforts to appoint a Chief Restructuring Officer acceptable to the Holders no later than Sept. 30, 2008. In addition, in connection with the agreement, Mr. Noah Samara has agreed that, in the event all amounts due under the Bridge Loan Notes are not paid by Sept. 25, 2008, he will, if requested by the Holders, step down from his positions as CEO and Chairman of the Board of the Company while remaining as a director of the Company. The agreement is subject to the satisfaction of certain conditions, which the Company believes will be satisfied before close of business on Sept. 19, 2008.

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The Company also announced that it has retained The Bank Street Group (www.bankstreetgroup.com) as its special restructuring adviser to assist in developing the plan referenced above and in addressing its liquidity issues more generally, including restructuring the Company’s debt, identifying funding opportunities and pursuing other strategic alternatives.

About 1worldspace™

Based in the Washington, DC metropolitan area, 1worldspace™ is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. 1worldspace™ award-winning programming provides subscribers with a combination of news, sports, music, talk and entertainment, as well as brand-name content and educational programming. Leading brands from around the globe found on 1worldspace™ include the BBC, Virgin Radio UK, and RFI.

1worldspace™ satellites cover two-thirds of the earth and enable the Company to offer a wide range of innovative services for enterprises and governments globally, including distance learning, alert delivery, data delivery, and disaster readiness and response systems. 1worldspace™ is a pioneer of satellite-based digital radio services and was instrumental in the early development of the technology infrastructure used today by XM Satellite Radio. For more information, visit www.1worldspace.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

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